Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 January 19, 2021
www.zionsbancorporation.com
Fourth Quarter 2020 Financial Results: FOR IMMEDIATE RELEASE
Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. Reports: 4Q20 Net Earnings¹ of $275 million, diluted EPS of $1.66 compared with 4Q19 Net Earnings¹ of $174 million, diluted EPS of $0.97, and 3Q20 Net Earnings¹ of $167 million, diluted EPS of $1.01
2020 Annual Net Earnings¹ of $505 million, diluted EPS of $3.02, compared with 2019 Annual Net Earnings¹ of $782 million, diluted EPS of $4.16

FOURTH QUARTER RESULTS

$1.66	$275 million	2.95%	10.8%
Net earnings[1] per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

FOURTH QUARTER HIGHLIGHTS²

Net Interest Income and NIM	•	Net interest income was $550 million, compared with $559 million
	•	NIM was 2.95%, compared with 3.46%, and was significantly impacted by higher average cash balances of $5.4 billion compared with $1.4 billion

Operating Performance	•	Pre-provision net revenue ("PPNR") was $299 million, up 22%, and adjusted PPNR³ was $280 million, up 2%
	•	Noninterest expense was $424 million, down 10%, and adjusted noninterest expense³ was $423 million, down 3%
	•	The efficiency ratio³ was 60.2%, compared with 61.3%

Loans and Credit Quality	•	Net loans and leases were $53.5 billion, up $4.8 billion, or 10%, and included PPP loans of $5.6 billion
	•	Nonperforming assets were $371 million, or 0.8%, of loans (ex-PPP), compared with $251 million, or 0.5%, of loans
	•	The provision for credit losses was a negative $67 million, compared with a positive $4 million
	•	The allowance for credit losses was 1.7% of loans (ex-PPP), compared with 1.1% of loans
	•	Annualized net charge-offs of 0.11% of average loans, compared with 0.18%
	•	0.5% of loans (ex-PPP) were under a deferral related to COVID-19

Capital	•	The CET1 capital ratio was 10.8%, compared with 10.2%

Notable items	•	About 9,900 PPP loans forgiven by the SBA, totaling $1.3 billion, which contributed $26 million of interest income through accelerated recognition of net unamortized deferred fees
	•	Deposits were $69.7 billion, up $12.6 billion, or 22%, resulting in a loan-to-deposit ratio of 77%. Deposit growth has been impacted by various government stimulus programs.
	•	Gain on sale of Farmer Mac Class C stock of $9 million
	•	Positive credit valuation adjustment of $8 million, or $0.04 per share,[4] on client-related interest rate swaps

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “We were quite pleased with the quarter, which was characterized by stable revenue despite the pressure of low interest rates and solid credit results, as reflected in very low net loan losses during a challenging time. Non-PPP loan volumes stabilized, with period-end loans flat with the third quarter, while deposits continued to exhibit very strong growth, with average deposits up an annualized 10.6% over the third quarter, and 20.3% over the same quarter a year ago.”

Mr. Simmons continued, “We are also pleased with the strength of our capital, as demonstrated by growth in our CET1 ratio to 10.8% from 10.2% in the year-ago period. Finally, with recently passed legislation authorizing a second round of PPP loans, we are working hard to deliver this aid to many thousands of small businesses throughout our footprint.”

OPERATING PERFORMANCE[3]
*Excluding the $30 million charitable contribution in the third quarter of 2020, the efficiency ratio for 2020 would have been 58.3%.
1 Net Earnings is net earnings applicable to common shareholders.
2 Comparisons noted in the bullet points are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
3 For information on non-GAAP financial measures and the reasons for which the Bank presents these numbers, see pages 20-23.
4 EPS calculations assume a 24.7% statutory tax rate.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2
January 19, 2021
Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period, unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they are generally reflective of a low initial starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Interest and fees on loans	$499	$505	$557	$(6)	(1)%	$(58)	(10)%
Interest on money market investments	3	2	7	1	50	(4)	(57)
Interest on securities	69	74	83	(5)	(7)	(14)	(17)
Total interest income	571	581	647	(10)	(2)	(76)	(12)
Interest on deposits	13	18	62	(5)	(28)	(49)	(79)
Interest on short and long-term borrowings	8	8	26	—	—	(18)	(69)
Total interest expense	21	26	88	(5)	(19)	(67)	(76)
Net interest income	$550	$555	$559	$(5)	(1)	$(9)	(2)
				bps		bps
Yield on interest-earning assets[1]	3.06%	3.20%	4.00%	(14)		(94)
Rate paid on total deposits and interest-bearing liabilities[1]	0.12%	0.15%	0.57%	(3)		(45)
Cost of total deposits[1]	0.08%	0.11%	0.44%	(3)		(36)
Net interest margin[1]	2.95%	3.06%	3.46%	(11)		(51)
1 Rates are calculated using amounts in thousands and taxable-equivalent rates are used where applicable.
Net interest income decreased $9 million, or 2%, to $550 million in the fourth quarter of 2020 from $559 million in the fourth quarter of 2019. Total interest income decreased $76 million, or 12%, due to a $58 million decrease in interest and fees on loans and a $14 million decrease in interest on securities; the decrease is primarily attributable to the lower interest rate environment, as the average balance of interest-earning assets increased 16%. Interest expense decreased $67 million, or 76%, due to a $49 million decline in interest paid on deposits and an $18 million decline in interest paid on short and long-term borrowings attributable to lower rates on both categories as well as reduced balances of borrowed funds. The decline in interest expense is also primarily attributable to the lower interest rate environment and partially attributable to reduced competitive pricing pressure for deposits. Additionally, strong deposit growth of $12.6 billion, or 22%, reduced the need for borrowed funds and was impacted by various government stimulus programs.
The net interest margin declined to 2.95% in the fourth quarter of 2020, compared with 3.06% in the third quarter of 2020, and 3.46% in the same prior year period. The yield on average interest-earning assets was 3.06%, a decrease of 14 basis points, compared with the third quarter of 2020, and a decrease of 94 basis points, compared with the fourth quarter of 2019. Average money market investments increased to 7.2% of average interest-earning assets in the fourth quarter of 2020, compared with 4.3% in the third quarter of 2020, and 2.2% a year ago. This increase had a significant dilutive effect on the net interest margin.
The yield on average interest-earning assets included $6.3 billion of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans with a yield of 3.50%, which was modestly below the yield on the non-
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ZIONS BANCORPORATION, N.A.
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PPP loan portfolio of 3.74%. During the fourth quarter of 2020, about 9,900 PPP loans, totaling $1.3 billion, received forgiveness by the SBA and contributed $26 million of interest income through accelerated recognition of net unamortized deferred fees on these loans. Additionally, on December 27, 2020, the Consolidated Appropriations Act was signed into law, which extends the PPP and provides government funding for additional forgivable PPP loans. These developments, and other potential future program changes, will affect PPP interest income and the effective yield of the PPP loans in future periods.
The yield on loans decreased 85 basis points from the fourth quarter of 2019, primarily due to the aforementioned decline in benchmark interest rates and continued competitive pricing pressure, which impacted loans across all major loan categories. The yield on securities decreased 52 basis points from the year ago period, primarily from lower yields on new investments, which were also attributable to lower benchmark interest rates.
The annualized cost of total deposits for the fourth quarter of 2020 was 0.08%, compared with 0.44% for the fourth quarter of 2019. The rate paid on total deposits and interest-bearing liabilities was 0.12% for the fourth quarter of 2020, a decrease from 0.57% for the fourth quarter of 2019. The decline in the rate paid on total deposits and interest-bearing liabilities was primarily due to lower benchmark interest rates, combined with strong deposit growth and average noninterest bearing deposits as a percentage of total deposits rising to 47% from 42% a year ago. The deposit growth also allowed the Bank to significantly reduce more-costly borrowed funds when compared with the fourth quarter of 2019.

Noninterest Income
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Commercial account fees	$32	$32	$31	$—	—%	$1	3%
Card fees	22	21	23	1	5	(1)	(4)
Retail and business banking fees	18	17	20	1	6	(2)	(10)
Loan-related fees and income	25	32	19	(7)	(22)	6	32
Capital markets and foreign exchange fees	19	16	19	3	19	—	—
Wealth management and trust fees	16	14	16	2	14	—	—
Other customer-related fees	7	7	6	—	—	1	17
Customer-related fees	139	139	134	—	—	5	4
Fair value and nonhedge derivative income	8	8	6	—	—	2	33
Dividends and other income	7	6	10	1	17	(3)	(30)
Securities gains, net	12	4	2	8	NM	10	NM
Total noninterest income	$166	$157	$152	$9	6	$14	9

Total noninterest income for the fourth quarter of 2020 increased by $14 million, or 9%, to $166 million from $152 million for the fourth quarter of 2019. Total customer-related fees increased to $139 million from $134 million for the same periods. Loan-related fees and income increased $6 million due to residential mortgage loan originations and sales, which benefited from the reduction in benchmark interest rates and our enhanced customer-facing digital fulfillment process. Retail and business banking fees decreased by $2 million primarily due to less customer activity, in addition to fee waivers, as a result of the COVID-19 pandemic.
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ZIONS BANCORPORATION, N.A.
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January 19, 2021
In the fourth quarter of 2020, the Bank recognized a positive $8 million credit valuation adjustment (“CVA”) on client-related interest rate swaps, compared with a positive $6 million CVA in the fourth quarter of 2019. Dividends and other income decreased to $7 million in the fourth quarter of 2020 from $10 million in the fourth quarter of 2019, primarily due to lower dividends received from the Federal Home Loan Bank (“FHLB”), reflecting less FHLB stock held by the Bank. Securities gains increased by $10 million, primarily as a result of realized gains on the sale of Farmer Mac Class C stock.

Noninterest Expense
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Salaries and employee benefits	$277	$269	$305	$8	3%	$(28)	(9)%
Occupancy, net	33	33	34	—	—	(1)	(3)
Furniture, equipment and software, net	30	32	34	(2)	(6)	(4)	(12)
Other real estate expense, net	1	—	—	1	NM	1	NM
Credit-related expense	6	6	5	—	—	1	20
Professional and legal services	19	12	13	7	58	6	46
Advertising	6	7	3	(1)	(14)	3	NM
FDIC premiums	6	7	6	(1)	(14)	—	—
Other	46	76	72	(30)	(39)	(26)	(36)
Total noninterest expense	$424	$442	$472	$(18)	(4)	$(48)	(10)
Adjusted noninterest expense [1]	$423	$440	$435	$(17)	(4)	$(12)	(3)
1 For information on non-GAAP financial measures, see pages 20-23.
Noninterest expense for the fourth quarter of 2020 was $424 million, a decrease of $48 million, or 10%, when compared with $472 million for the fourth quarter of 2019. The decrease was primarily attributable to a $28 million decrease in salaries and employee benefits expense and a decrease of $26 million in other noninterest expense. Salaries and employee benefits expense declined primarily as a result of the 5% workforce reduction announced in October 2019, which resulted in a $22 million severance charge in the fourth quarter of 2019. Other noninterest expense in the fourth quarter of 2019 included a $13 million impairment on owned or leased properties from branch and other office building closures, and $10 million of customer reimbursements made by the Bank to remedy a self-identified operational issue. Other noninterest expense also declined due to a $5 million decrease in travel and entertainment expenses.
These decreases in noninterest expense were partially offset by a $6 million increase in professional and legal services related to technology spend and third-party assistance related to PPP loan forgiveness, as well as a $3 million increase in advertising expense primarily associated with our efforts to retain "new to Bank" PPP recipients.
Adjusted noninterest expense for the fourth quarter of 2020 decreased $12 million, or 3%, to $423 million, compared with $435 million for the same prior year period. The efficiency ratio improved to 60.2% in the fourth quarter of 2020, compared with 62.2% for the third quarter of 2020, and 61.3% the fourth quarter of 2019. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 20-23.
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ZIONS BANCORPORATION, N.A.
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BALANCE SHEET ANALYSIS

Asset Quality
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	0.69%	0.68%	0.51%	1		18
Annualized ratio of net loan and lease charge-offs to average loans	0.11%	0.38%	0.18%	(27)		(7)
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.56%	1.68%	1.14%	(12)		42
Ratio of total allowance for credit losses to loans[1] and leases outstanding (excluding PPP loans), at period end	1.74%	1.91%	1.14%	(17)		60
				$	%	$	%
Classified loans	$1,641	$1,639	$803	$2	—%	$838	NM
Nonperforming assets	371	372	251	(1)	—	120	48
Net loan and lease charge-offs	15	52	22	(37)	(71)	(7)	(32)
Provision for credit losses	(67)	55	4	(122)	NM	(71)	NM
1 Does not include loans held for sale.
Net loan and lease charge-offs were $15 million in the fourth quarter of 2020, compared with $22 million in the fourth quarter of 2019. The ratio of nonaccrual loans and accruing loans past due 90 days or more to loans and leases (ex-PPP) was 0.79% for the fourth quarter of 2020, compared with 0.52% for the fourth quarter of 2019. The ratio of classified loans to total loans and leases (ex-PPP) was 3.4%, compared with 1.6% for the same periods, respectively.
During 2020, the Bank provided payment deferrals or other payment modifications related to COVID-19 hardships, with respect to approximately $4.3 billion of total loan balances. As of December 31, 2020, $3.8 billion was outstanding, of which $3.4 billion, or 89%, had payments deferred, while the remaining $0.4 billion, or 11%, had their regularly scheduled payments otherwise modified, and approximately $42 million, or 1.1%, were 90 days or more past due. As of December 31, 2020, about $234 million, or 0.5%, of total loan balances (ex-PPP) were actively in a deferral related to COVID-19, including re-deferrals.
The Bank recorded a negative $67 million provision for credit losses during the fourth quarter of 2020, compared with a positive $55 million during the third quarter of 2020, and a positive $4 million for the fourth quarter of 2019. The allowance for credit losses (“ACL”) was $835 million at December 31, 2020, compared with $917 million at September 30, 2020, and $554 million at December 31, 2019. The ACL decreased from September 30, 2020, as economic forecasts and both experienced and expected credit quality improved. The increase in the ACL, compared with the same prior year period, is primarily due to the economic stress caused by the COVID-19 pandemic. The ratio of total ACL to total loans and leases (ex-PPP) was 1.74% at December 31, 2020, compared with 1.91% at September 30, 2020, and 1.14% at December 31, 2019.
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ZIONS BANCORPORATION, N.A.
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January 19, 2021

Loans and Leases
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Loans held for sale	$81	$89	$129	$(8)	(9)%	$(48)	(37)%
Loans and leases:
Commercial – excluding PPP loans	24,900	24,704	25,388	196	1	(488)	(2)
Commercial – PPP loans	5,572	6,810	—	(1,238)	(18)	5,572	NM
Commercial real estate	12,104	12,027	11,555	77	1	549	5
Consumer	10,900	11,204	11,766	(304)	(3)	(866)	(7)
Loans and leases, net of unearned income and fees	53,476	54,745	48,709	(1,269)	(2)	4,767	10
Less allowance for loan losses	777	853	495	(76)	(9)	282	57
Loans and leases held for investment, net of allowance	$52,699	$53,892	$48,214	$(1,193)	(2)	$4,485	9

Loans and leases, net of unearned income and fees, increased $4.8 billion, or 10%, to $53.5 billion at December 31, 2020, from $48.7 billion at December 31, 2019, primarily due to the origination of PPP loans. Excluding PPP loans, commercial loans decreased by $488 million, as the stressed economic environment adversely impacted demand for these loans. Within commercial loans, a $1.3 billion decrease in commercial and industrial loans was partially offset by increases of $558 million in municipal loans and $284 million in owner-occupied commercial loans. Term commercial real estate loans increased $415 million. Consumer loans decreased $866 million, which was spread across all consumer loan subcategories. Unfunded lending commitments and letters of credit increased $900 million, or 3.8%, to $24.8 billion at December 31, 2020, from $23.9 billion at December 31, 2019, primarily due to a decrease in commitment utilization.

Oil and Gas-Related Exposure[1]
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Loans and leases
Upstream	$916	$965	$1,041	$(49)	(5)%	$(125)	(12)%
Midstream	814	853	863	(39)	(5)	(49)	(6)
Oil and gas services	392	417	439	(25)	(6)	(47)	(11)
Downstream	197	210	158	(13)	(6)	39	25
Total loan and lease balances[2]	2,319	2,445	2,501	(126)	(5)	(182)	(7)
Unfunded lending commitments	1,868	1,884	2,171	(16)	(1)	(303)	(14)
Total oil and gas credit exposure	$4,187	$4,329	$4,672	$(142)	(3)	$(485)	(10)

Credit quality measures				% pts		% pts
Nonaccrual loan ratio	2.7%	3.2%	0.7%	(0.5)		2.0
Ratio of nonaccrual loans that are current	92.1%	74.4%	66.7%	17.7		25.4
Net charge-off ratio, annualized[3]	2.1%	3.4%	0.5%	(1.3)		1.6
1Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as oil and gas-related, including a particular segment of oil and gas-related activity, e.g., upstream or midstream; typically, 50% of revenues coming from the oil and gas sector is used as a guide.
2Total oil and gas-related loan and lease balances at both December 31, 2020 and September 30, 2020 include approximately $171 million of PPP loans, respectively.
3Calculated as the ratio of annualized net charge-offs for each respective period to loan balances at each period end.
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ZIONS BANCORPORATION, N.A.
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January 19, 2021
At December 31, 2020 and December 31, 2019, oil and gas-related loans represented 4% and 5% of the total loan portfolio, respectively. Due to active risk management of the portfolio, the mix of oil and gas-related loans at December 31, 2020 consists of 40% upstream, 35% midstream, 17% oil and gas-related services, and 8% downstream, compared with 42%, 34%, 18%, and 6%, respectively, at December 31, 2019. Upstream loans are made to reserve-based borrowers, and approximately 81% of the upstream loans are collateralized by the value of the borrower’s oil and gas reserves. For the fourth quarter of 2020, the oil and gas-related classified loan ratio was 11.9%, the annualized net charge-off ratio was 2.1%, and the allowance for credit losses related to oil and gas-related loans was 4.5%.

Deposits and Borrowed Funds
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Noninterest-bearing demand	$32,494	$31,338	$23,576	$1,156	4%	$8,918	38%
Interest-bearing:
Savings and money market	34,571	32,305	28,790	2,266	7	5,781	20
Time	2,588	3,451	4,719	(863)	(25)	(2,131)	(45)
Total deposits	$69,653	$67,094	$57,085	$2,559	4	$12,568	22

Borrowed funds:
Federal funds purchased and other short-term borrowings	$1,572	$1,252	$2,053	$320	26	$(481)	(23)
Long-term debt	1,336	1,347	1,723	(11)	(1)	(387)	(22)
Total borrowed funds	$2,908	$2,599	$3,776	$309	12	$(868)	(23)

Total deposits increased by $12.6 billion, or 22%, to $69.7 billion as of December 31, 2020, primarily due to an $8.9 billion increase in noninterest-bearing deposits, which was impacted by various government stimulus programs.
Average total deposits increased to $68.3 billion for the fourth quarter of 2020, compared with $56.7 billion for the fourth quarter of 2019. Average noninterest-bearing deposits increased 35% to $32.0 billion for the fourth quarter of 2020, from $23.8 billion for the fourth quarter of 2019, and were 47% and 42% of average total deposits, respectively, for the same periods.
Total borrowed funds decreased $0.9 billion, or 23%, to $2.9 billion as of December 31, 2020. Average borrowed funds decreased to $2.7 billion for the fourth quarter of 2020, compared with $4.3 billion for the fourth quarter of 2019. The decrease in both end-of-period and average borrowed funds reflects less reliance on federal funds purchased and other short-term borrowings due to the strength of deposit growth, which significantly exceeded earning asset growth over this period.
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ZIONS BANCORPORATION, N.A.
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January 19, 2021

Shareholders’ Equity
				4Q20 - 3Q20		4Q20 - 4Q19
(In millions)	4Q20	3Q20	4Q19	$	%	$	%
Shareholders’ equity:
Preferred stock	$566	$566	$566	$—	—%	$—	—%
Common stock and additional paid-in capital	2,686	2,680	2,735	6	—	(49)	(2)
Retained earnings	4,309	4,090	4,009	219	5	300	7
Accumulated other comprehensive income	325	332	43	(7)	(2)	282	NM
Total shareholders' equity	$7,886	$7,668	$7,353	$218	3	$533	7

Capital distributions:
Common dividends paid	$56	$56	$57	$—	—	$(1)	(2)
Bank common stock repurchased	—	—	275	—	NM	(275)	NM
Total capital distributed to common shareholders	$56	$56	$332	$—	—	$(276)	(83)

Shareholders’ Equity
During the fourth quarter of 2020, the Bank’s common stock dividend was $0.34 per share, the same as the fourth quarter of 2019. Accumulated other comprehensive income improved $282 million to $325 million as of December 31, 2020, compared with $43 million as of December 31, 2019. The improvement was primarily a result of increases in the fair value of available-for-sale securities due to changes in interest rates. Weighted average diluted shares outstanding decreased 14.8 million from the fourth quarter of 2019, primarily due to the out-of-the-money expiration of 29.2 million ZIONW warrants on May 22, 2020.
Tangible book value per common share increased to $38.42 at December 31, 2020, compared with $34.98 at December 31, 2019. Basel III common equity tier 1 (“CET1”) capital was $6.0 billion at December 31, 2020 and $5.7 billion at December 31, 2019. The estimated Basel III CET1 capital ratio was 10.8% at December 31, 2020, compared with 10.2% at December 31, 2019. For information on non-GAAP financial measures, see pages 20-23.
On January 1, 2020, the Bank adopted Accounting Standards Update (“ASU”) 2016-13, Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and its subsequent updates, often referred to as the Current Expected Credit Loss ("CECL") accounting standard. The OCC, Federal Reserve and FDIC issued a joint statement on March 27, 2020, revised on April 7, 2020, with proposed guidance for banking institutions that have adopted CECL in 2020. The Bank adopted the provisions of this interim final rule, which allows banks to add back, for regulatory capital purposes only, a transition adjustment related to CECL beginning with the first quarter 2020 financial statements. The adoption of these provisions improved our CET1 capital ratio at December 31, 2020 by 10 basis points.
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ZIONS BANCORPORATION, N.A.
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January 19, 2021
Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these fourth quarter results at 5:30 p.m. ET this afternoon (January 19, 2021). Media representatives, analysts, investors and the public are invited to join this discussion by calling (253) 237-1247 (domestic and international) and entering the passcode 7491914, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $2.8 billion in 2020 and more than $80 billion of total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending, recently ranking as the 9th largest provider in the U.S. of the SBA’s Paycheck Protection Program loans. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, industry results or regulatory outcomes to differ materially from those expressed or implied by such forward-looking statements.
Without limiting the foregoing, the words “forecasts,” “targets,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about future financial and operating results. Actual results and outcomes may differ materially from those presented, either expressed or implied, in the release. Important risk factors that may cause such material differences include, but are not limited to, the effects of the spread of the virus commonly referred to as the coronavirus or COVID-19 (and other potentially similar pandemic situations) and associated impacts on general economic conditions on, among other things, our customers’ ability to make timely payments on obligations, fee income revenue due to reduced loan origination activity and card swipe income, operating expense due to alternative approaches to doing business, and so forth; the Bank’s ability to meet operating leverage goals; the rate of change of interest-sensitive assets and liabilities relative to changes in benchmark interest rates; the ability of the Bank to upgrade its core deposit system and implement new digital products in order to remain competitive; risks associated with information security, such as
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ZIONS BANCORPORATION, N.A.
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January 19, 2021
systems breaches and failures; and legislative, regulatory and economic developments. These risks, as well as other factors, are discussed in the Bank’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (https://www.sec.gov/). In addition, you may obtain documents filed with the SEC by the Bank free of charge by contacting: Investor Relations, Zions Bancorporation, N.A., One South Main Street, 11th Floor, Salt Lake City, Utah 84133, (801) 844-7637.
We caution you against undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except as may be required by law, Zions Bancorporation, N.A. specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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ZIONS BANCORPORATION, N.A.
Press Release – Page 11
January 19, 2021
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
BALANCE SHEET [1]
Loans held for investment, net of allowance	$52,699	$53,892	$54,269	$49,197	$48,214
Total assets	81,476	78,357	76,447	71,467	69,172
Deposits	69,653	67,094	65,684	57,518	57,085
Total shareholders’ equity	7,886	7,668	7,575	7,472	7,353
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$275	$167	$57	$6	$174
Net interest income	550	555	563	548	559
Taxable-equivalent net interest income [2]	557	562	569	555	566
Total noninterest income	166	157	117	134	152
Total noninterest expense	424	442	430	408	472
Adjusted pre-provision net revenue [2]	280	267	300	299	275
Provision for credit losses	(67)	55	168	258	4
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.66	$1.01	$0.34	$0.04	$0.97
Dividends	0.34	0.34	0.34	0.34	0.34
Book value per common share [1]	44.61	43.30	42.74	42.15	41.12
Tangible book value per common share [1,2]	38.42	37.11	36.56	35.96	34.98
Weighted average share price	36.86	32.09	31.53	41.02	48.39
Weighted average diluted common shares outstanding (in thousands)	163,900	163,779	164,425	172,998	178,718
Common shares outstanding (in thousands) [1]	164,090	164,009	163,978	163,852	165,057
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.41%	0.89%	0.35%	0.08%	1.04%
Return on average common equity	15.3%	9.4%	3.3%	0.3%	10.1%
Return on average tangible common equity [2]	17.8%	11.0%	3.8%	0.4%	11.8%
Net interest margin	2.95%	3.06%	3.23%	3.41%	3.46%
Cost of total deposits, annualized	0.08%	0.11%	0.15%	0.36%	0.44%
Efficiency ratio [2]	60.2%	62.2%	57.3%	57.7%	61.3%
Effective tax rate	20.9%	18.6%	19.5%	12.5%	22.1%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.69%	0.68%	0.62%	0.56%	0.51%
Annualized ratio of net loan and lease charge-offs to average loans	0.11%	0.38%	0.23%	0.06%	0.18%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.56%	1.68%	1.66%	1.56%	1.14%
Full-time equivalent employees	9,678	9,726	9,859	9,879	10,188
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital	$6,013	$5,804	$5,696	$5,667	$5,719
Risk-weighted assets [3]	55,864	55,654	55,878	56,861	56,039
Tangible common equity ratio	7.8%	7.9%	7.9%	8.4%	8.5%
Common equity tier 1 capital ratio [3]	10.8%	10.4%	10.2%	10.0%	10.2%
Tier 1 leverage ratio [3]	8.3%	8.3%	8.4%	9.0%	9.2%
Tier 1 risk-based capital ratio [3]	11.8%	11.4%	11.2%	11.0%	11.2%
Total risk-based capital ratio [3]	14.1%	13.7%	13.5%	13.2%	13.2%
1    At period end.
2    For information on non-GAAP financial measures, see pages 20-23.
3 Current period ratios and amounts represent estimates.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 12
January 19, 2021
CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$543	$576	$570	$730	$705
Money market investments:
Interest-bearing deposits	1,074	856	1,579	1,225	743
Federal funds sold and security resell agreements	5,765	2,804	266	550	484
Investment securities:
Held-to-maturity[1], at amortized cost	636	592	688	585	592
Available-for-sale, at fair value	15,731	14,662	14,201	14,231	13,725
Trading account, at fair value	266	198	160	160	182
Total securities, net of allowance	16,633	15,452	15,049	14,976	14,499
Loans held for sale	81	89	105	140	129
Loans and leases, net of unearned income and fees	53,476	54,745	55,129	49,927	48,709
Less allowance for loan losses	777	853	860	730	495
Loans held for investment, net of allowance	52,699	53,892	54,269	49,197	48,214
Other noninterest-bearing investments	817	830	813	916	898
Premises, equipment and software, net	1,209	1,187	1,173	1,144	1,142
Goodwill and intangibles	1,015	1,016	1,014	1,014	1,014
Other real estate owned	4	6	5	6	8
Other assets	1,636	1,649	1,604	1,569	1,336
Total assets	$81,476	$78,357	$76,447	$71,467	$69,172
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$32,494	$31,338	$30,714	$24,380	$23,576
Interest-bearing:
Savings and money market	34,571	32,305	31,307	28,901	28,790
Time	2,588	3,451	3,663	4,237	4,719
Total deposits	69,653	67,094	65,684	57,518	57,085
Federal funds purchased and other short-term borrowings	1,572	1,252	860	3,765	2,053
Long-term debt	1,336	1,347	1,353	1,795	1,723
Reserve for unfunded lending commitments	58	64	54	47	59
Other liabilities	971	932	921	870	899
Total liabilities	73,590	70,689	68,872	63,995	61,819
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	566	566	566	566	566
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	2,686	2,680	2,675	2,668	2,735
Retained earnings	4,309	4,090	3,979	3,979	4,009
Accumulated other comprehensive income	325	332	355	259	43
Total shareholders’ equity	7,886	7,668	7,575	7,472	7,353
Total liabilities and shareholders’ equity	$81,476	$78,357	$76,447	$71,467	$69,172
[1] Held-to-maturity (approximate fair value)	$640	$596	$691	$587	$597
[2] Common shares (issued and outstanding)	164,090	164,009	163,978	163,852	165,057
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ZIONS BANCORPORATION, N.A.
Press Release – Page 13
January 19, 2021
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In millions, except share and per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest income:
Interest and fees on loans	$499	$505	$514	$532	$557
Interest on money market investments	3	2	1	8	7
Interest on securities	69	74	80	82	83
Total interest income	571	581	595	622	647
Interest expense:
Interest on deposits	13	18	23	51	62
Interest on short- and long-term borrowings	8	8	9	23	26
Total interest expense	21	26	32	74	88
Net interest income	550	555	563	548	559
Provision for credit losses:
Provision for loan losses	(61)	45	161	240	7
Provision for unfunded lending commitments	(6)	10	7	18	(3)
Total provision for credit losses	(67)	55	168	258	4
Net interest income after provision for credit losses	617	500	395	290	555
Noninterest income:
Commercial account fees	32	32	30	31	31
Card fees	22	21	19	21	23
Retail and business banking fees	18	17	15	19	20
Loan-related fees and income	25	32	27	26	19
Capital markets and foreign exchange fees	19	16	18	24	19
Wealth management and trust fees	16	14	15	16	16
Other customer-related fees	7	7	6	6	6
Customer-related fees	139	139	130	143	134
Fair value and nonhedge derivative income (loss)	8	8	(12)	(11)	6
Dividends and other income	7	6	3	8	10
Securities gains (losses), net	12	4	(4)	(6)	2
Total noninterest income	166	157	117	134	152
Noninterest expense:
Salaries and employee benefits	277	269	267	274	305
Occupancy, net	33	33	32	33	34
Furniture, equipment and software, net	30	32	32	32	34
Other real estate expense, net	1	—	—	—	—
Credit-related expense	6	6	6	4	5
Professional and legal services	19	12	10	12	13
Advertising	6	7	3	3	3
FDIC premiums	6	7	7	5	6
Other	46	76	73	45	72
Total noninterest expense	424	442	430	408	472
Income before income taxes	359	215	82	16	235
Income taxes	75	40	16	2	52
Net income	284	175	66	14	183
Preferred stock dividends	(9)	(8)	(9)	(8)	(9)
Net earnings applicable to common shareholders	$275	$167	$57	$6	$174
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	163,658	163,608	163,542	164,143	167,078
Diluted shares (in thousands)	163,900	163,779	164,425	172,998	178,718
Net earnings per common share:
Basic	$1.66	$1.01	$0.34	$0.04	$1.03
Diluted	1.66	1.01	0.34	0.04	0.97
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ZIONS BANCORPORATION, N.A.
Press Release – Page 14
January 19, 2021
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In millions, except share and per share amounts)	2020	2019	2018
	(Unaudited)
Interest income:
Interest and fees on loans	$2,050	$2,289	$2,102
Interest on money market investments	14	32	29
Interest on securities	304	362	350
Total interest income	2,368	2,683	2,481
Interest expense:
Interest on deposits	105	254	135
Interest on short- and long-term borrowings	48	157	116
Total interest expense	153	411	251
Net interest income	2,215	2,272	2,230
Provision for credit losses:
Provision for loan losses	384	37	(39)
Provision for unfunded lending commitments	29	2	(1)
Total provision for credit losses	413	39	(40)
Net interest income after provision for loan losses	1,802	2,233	2,270
Noninterest income:
Commercial account fees	125	121	122
Card fees	82	92	94
Retail and business banking fees	68	78	78
Loan-related fees and income	109	75	74
Capital markets and foreign exchange fees	77	78	58
Wealth management and trust fees	62	60	55
Other customer-related fees	26	21	27
Customer-related fees	549	525	508
Fair value and nonhedge derivative income (loss)	(6)	(9)	(1)
Dividends and other investment income	24	43	44
Securities gains, net	7	3	1
Total noninterest income	574	562	552
Noninterest expense:
Salaries and employee benefits	1,087	1,141	1,070
Occupancy, net	130	133	132
Furniture, equipment and software, net	127	135	126
Other real estate expense, net	1	(3)	1
Credit-related expense	22	20	25
Professional and legal services	52	47	52
Advertising	19	19	26
FDIC premiums	25	25	50
Other	241	225	197
Total noninterest expense	1,704	1,742	1,679
Income before income taxes	672	1,053	1,143
Income taxes	133	237	259
Net income	539	816	884
Preferred stock dividends	(34)	(34)	(34)
Net earnings applicable to common shareholders	$505	$782	$850
Weighted average common shares outstanding during the year:
Basic shares (in thousands)	163,737	175,984	193,589
Diluted shares (in thousands)	165,613	186,504	206,501
Net earnings per common share:
Basic	$3.06	$4.41	$4.36
Diluted	3.02	4.16	4.08
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ZIONS BANCORPORATION, N.A.
Press Release – Page 15
January 19, 2021
Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Commercial:
Commercial and industrial	$13,444	$13,543	$14,076	$15,533	$14,760
PPP	5,572	6,810	6,690	—	—
Leasing	320	319	324	331	334
Owner occupied	8,185	8,136	8,083	8,045	7,901
Municipal	2,951	2,706	2,535	2,483	2,393
Total commercial	30,472	31,514	31,708	26,392	25,388
Commercial real estate:
Construction and land development	2,345	2,298	2,367	2,257	2,211
Term	9,759	9,729	9,587	9,484	9,344
Total commercial real estate	12,104	12,027	11,954	11,741	11,555
Consumer:
Home equity credit line	2,745	2,797	2,856	2,958	2,917
1-4 family residential	6,969	7,209	7,393	7,567	7,568
Construction and other consumer real estate	630	633	640	629	624
Bankcard and other revolving plans	432	431	437	488	502
Other	124	134	141	152	155
Total consumer	10,900	11,204	11,467	11,794	11,766
Loans and leases, net of unearned income and fees	$53,476	$54,745	$55,129	$49,927	$48,709

Nonperforming Assets
(Unaudited)

(In millions)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Nonaccrual loans[1]	$367	$366	$339	$274	$243
Other real estate owned	4	6	5	6	8
Total nonperforming assets	$371	$372	$344	$280	$251
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	0.69%	0.68%	0.62%	0.56%	0.51%
Accruing loans past due 90 days or more	$12	$9	$16	$8	$10
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.02%	0.02%	0.03%	0.02%	0.02%
Nonaccrual loans and accruing loans past due 90 days or more	$379	$375	$355	$282	$253
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	0.71%	0.68%	0.64%	0.56%	0.52%
Accruing loans past due 30-89 days	$112	$58	$168	$135	$75
Restructured loans included in nonaccrual loans	113	84	88	88	75
Restructured loans on accrual	198	197	197	79	78
Classified loans	1,641	1,639	1,477	881	803
1 Includes loans held for sale.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 16
January 19, 2021
Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Allowance for Loan Losses
Balance at beginning of period[1]	$853	$860	$730	$497	$510
Provision for loan losses	(61)	45	161	240	7
Loan and lease charge-offs	21	58	36	13	32
Less: Recoveries	6	6	5	6	10
Net loan and lease charge-offs	15	52	31	7	22
Balance at end of period	$777	$853	$860	$730	$495
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.45%	1.56%	1.56%	1.46%	1.02%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	212%	242%	254%	266%	204%
Annualized ratio of net loan and lease charge-offs to average loans	0.11%	0.38%	0.23%	0.06%	0.18%

Reserve for Unfunded Lending Commitments
Balance at beginning of period[1]	$64	$54	$47	$29	$62
Provision for unfunded lending commitments	(6)	10	7	18	(3)
Balance at end of period	$58	$64	$54	$47	$59

Allowance for Credit Losses
Allowance for loan losses	$777	$853	$860	$730	$495
Reserve for unfunded lending commitments	58	64	54	47	59
Total allowance for credit losses	$835	$917	$914	$777	$554
Ratio of total allowance for credit losses to loans[2] and leases outstanding, at period end	1.56%	1.68%	1.66%	1.56%	1.14%
Ratio of total allowance for credit losses to loans[2] and leases outstanding (excluding PPP loans), at period end	1.74%	1.91%	1.88%	1.56%	1.14%
1 Beginning balances at March 31, 2020 for the allowance for loan losses and reserve for unfunded lending commitments do not agree to their respective ending balances at December 31, 2019 because of the adoption of the CECL accounting standard; the allowance for loan losses was adjusted to $497 million, the reserve for unfunded lending commitments was adjusted to $29 million on January 1, 2020.
2 Does not include loans held for sale.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 17
January 19, 2021
Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Loans held for sale	$—	$14	$—	$—	$—
Commercial:
Commercial and industrial	$140	$158	$172	$135	$110
Leasing	—	1	1	1	—
Owner occupied	76	81	68	65	65
Municipal	—	—	—	—	—
Total commercial	216	240	241	201	175
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	31	37	23	15	16
Total commercial real estate	31	37	23	15	16
Consumer:
Home equity credit line	16	16	15	14	12
1-4 family residential	103	59	59	43	40
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	—	1	1	—
Other	—	—	—	—	—
Total consumer	120	75	75	58	52
Total nonaccrual loans	$367	$366	$339	$274	$243

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Commercial:
Commercial and industrial	$15	$51	$26	$7	$19
Leasing	—	—	—	—	—
Owner occupied	—	(1)	2	(1)	(1)
Municipal	—	—	—	—	—
Total commercial	15	50	28	6	18
Commercial real estate:
Construction and land development	—	—	—	—	(1)
Term	—	1	—	—	2
Total commercial real estate	—	1	—	—	1
Consumer:
Home equity credit line	—	—	—	—	1
1-4 family residential	(1)	—	—	(1)	(1)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	1	2	1	2
Other	1	—	1	1	1
Total consumer loans	—	1	3	1	3
Total net charge-offs (recoveries)	$15	$52	$31	$7	$22
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ZIONS BANCORPORATION, N.A.
Press Release – Page 18
January 19, 2021
CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$5,450	0.21%	$3,116	0.25%	$1,440	1.92%
Securities:
Held-to-maturity	577	3.49%	672	3.39%	617	3.68%
Available-for-sale	14,926	1.70%	14,083	1.95%	13,771	2.25%
Trading account	198	4.55%	158	4.31%	173	4.36%
Total securities	15,701	1.81%	14,913	2.04%	14,561	2.33%
Loans held for sale	62	2.32%	86	4.32%	134	3.32%
Loans held for investment:[2]
Commercial - excluding PPP loans	24,583	3.91%	24,909	3.96%	25,258	4.65%
Commercial - PPP loans	6,310	3.50%	6,771	3.03%	—	—%
Commercial real estate	12,013	3.55%	11,986	3.52%	11,735	4.84%
Consumer	11,068	3.58%	11,327	3.60%	11,720	4.10%
Total loans held for investment	53,974	3.71%	54,993	3.68%	48,713	4.56%
Total interest-earning assets	75,187	3.06%	73,108	3.20%	64,848	4.00%
Cash and due from banks	601		583		675
Allowance for credit losses on loans and debt securities	(854)		(852)		(507)
Goodwill and intangibles	1,016		1,015		1,014
Other assets	4,110		4,129		3,545
Total assets	$80,060		$77,983		$69,575
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$33,305	0.09%	$32,111	0.11%	$28,138	0.56%
Time	2,925	0.76%	3,602	0.96%	4,808	1.84%
Total interest-bearing deposits	36,230	0.14%	35,713	0.20%	32,946	0.75%
Borrowed funds:
Federal funds purchased and other short-term borrowings	1,336	0.08%	1,078	0.09%	2,719	1.75%
Long-term debt	1,342	2.25%	1,353	2.32%	1,587	3.41%
Total borrowed funds	2,678	1.17%	2,431	1.33%	4,306	2.36%
Total interest-bearing funds	38,908	0.21%	38,144	0.27%	37,252	0.94%
Noninterest-bearing deposits	32,036		30,789		23,795
Other liabilities	1,384		1,406		1,096
Total liabilities	72,328		70,339		62,143
Shareholders’ equity:
Preferred equity	566		566		566
Common equity	7,166		7,078		6,866
Total shareholders’ equity	7,732		7,644		7,432
Total liabilities and shareholders’ equity	$80,060		$77,983		$69,575
Spread on average interest-bearing funds		2.85%		2.93%		3.06%
Impact of net noninterest-bearing sources of funds		0.10%		0.13%		0.40%
Net interest margin		2.95%		3.06%		3.46%
Memo: total loans and leases, excluding PPP loans	47,664	3.74%	48,222	3.77%	48,713	4.56%
Memo: total cost of deposits		0.08%		0.11%		0.44%
Memo: total deposits and interest-bearing liabilities	70,944	0.12%	68,933	0.15%	61,047	0.57%
1 Rates are calculated using amounts in thousands and the statutory taxable-equivalent rates where applicable.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 19
January 19, 2021
CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Twelve Months Ended
	December 31, 2020		December 31, 2019		December 31, 2018
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$3,054	0.46%	$1,346	2.41%	$1,360	2.12%
Securities:
Held-to-maturity	618	3.54%	706	3.69%	781	3.56%
Available-for-sale	14,208	2.00%	14,389	2.36%	14,712	2.23%
Trading account	167	4.36%	147	4.45%	109	3.97%
Total securities	14,993	2.09%	15,242	2.45%	15,602	2.31%
Loans held for sale	96	3.89%	89	2.90%	53	4.63%
Loans held for investment:[2]
Commercial - excluding PPP loans	25,193	4.11%	24,990	4.86%	23,333	4.79%
Commercial - PPP loans	4,534	3.22%	—	—%	—	—%
Commercial real estate	11,854	3.87%	11,675	5.11%	11,079	4.95%
Consumer	11,435	3.71%	11,600	4.22%	11,013	4.04%
Total loans held for investment	53,016	3.89%	48,265	4.77%	45,425	4.65%
Total interest-earning assets	71,159	3.37%	64,942	4.17%	62,440	4.01%
Cash and due from banks	619		610		549
Allowance for credit losses on loans and debt securities	(733)		(501)		(495)
Goodwill and intangibles	1,015		1,014		1,015
Other assets	3,997		3,506		3,060
Total assets	$76,057		$69,571		$66,569
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$31,100	0.19%	$26,852	0.60%	$25,480	0.32%
Time	3,706	1.22%	4,868	1.94%	3,876	1.38%
Total interest-bearing deposits	34,806	0.30%	31,720	0.80%	29,356	0.46%
Borrowed funds:
Federal funds purchased and other short-term borrowings	1,888	0.52%	4,719	2.36%	4,562	1.93%
Long-term debt	1,544	2.45%	1,236	3.69%	535	5.21%
Total borrowed funds	3,432	1.39%	5,955	2.64%	5,097	2.27%
Total interest-bearing funds	38,238	0.40%	37,675	1.09%	34,453	0.73%
Noninterest-bearing deposits	28,883		23,361		23,827
Other liabilities	1,320		1,004		699
Total liabilities	68,441		62,040		58,979
Shareholders’ equity:
Preferred equity	566		566		566
Common equity	7,050		6,965		7,024
Total shareholders’ equity	7,616		7,531		7,590
Total liabilities and shareholders’ equity	$76,057		$69,571		$66,569
Spread on average interest-bearing funds		2.97%		3.08%		3.28%
Impact of net noninterest-bearing sources of funds		0.18%		0.46%		0.33%
Net interest margin		3.15%		3.54%		3.61%
Memo: total loans and leases, excluding PPP loans	48,482	3.96%	48,265	4.77%	45,425	4.65%
Memo: total cost of deposits		0.17%		0.46%		0.25%
Memo: total deposits and interest-bearing liabilities	67,121	0.22%	61,036	0.67%	58,280	0.78%
1 Rates are calculated using amounts in thousands and the statutory taxable-equivalent rates where applicable.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 20
January 19, 2021
GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. The Bank considers these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Bank and for presentations of Bank performance to investors. The Bank further believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Bank on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, and are not required to be uniformly applied by individual entities. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are non-GAAP financial measures presented in this press release and a discussion of the reasons for which management uses these non-GAAP measures:
Tangible Book Value per Common Share – this schedule also includes “tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible equity in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information to management and others about capital adequacy because they present measures of those assets that can generate income.

(In millions, except shares and per share amounts)		December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Tangible Book Value per Common Share
Total shareholders’ equity (GAAP)		$7,886	$7,668	$7,575	$7,472	$7,353
Preferred stock		(566)	(566)	(566)	(566)	(566)
Goodwill and intangibles		(1,015)	(1,016)	(1,014)	(1,014)	(1,014)
Tangible common equity (non-GAAP)	(a)	$6,305	$6,086	$5,995	$5,892	$5,773
Common shares outstanding (in thousands)	(b)	164,090	164,009	163,978	163,852	165,057
Tangible book value per common share (non-GAAP)	(a/b)	$38.42	$37.11	$36.56	$35.96	$34.98
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ZIONS BANCORPORATION, N.A.
Press Release – Page 21
January 19, 2021
GAAP to Non-GAAP Reconciliations
(Unaudited)
Return on Average Tangible Common Equity (“ROTCE”) – this schedule also includes “net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “average tangible common equity.” ROTCE is a non-GAAP financial measure that management believes provides useful information to management and others about the Bank’s use of shareholders’ equity. Management believes the use of ratios that utilize tangible equity provides additional useful information about performance because they present measures of those assets that can generate income.

		Three Months Ended
(Dollar amounts in millions)		December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Return on Average Tangible Common Equity
Net earnings applicable to common shareholders (GAAP)		$275	$167	$57	$6	$174
Adjustments, net of tax:
Amortization of core deposit and other intangibles		—	—	—	—	—
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$275	$167	$57	$6	$174
Average common equity (GAAP)		$7,166	$7,078	$7,030	$6,924	$6,866
Average goodwill and intangibles		(1,016)	(1,015)	(1,014)	(1,014)	(1,014)
Average tangible common equity (non-GAAP)	(b)	$6,150	$6,063	$6,016	$5,910	$5,852
Number of days in quarter	(c)	92	92	91	91	92
Number of days in year	(d)	366	366	366	366	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	17.8%	11.0%	3.8%	0.4%	11.8%

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ZIONS BANCORPORATION, N.A.
Press Release – Page 22
January 19, 2021
GAAP to Non-GAAP Reconciliations
(Unaudited)
Efficiency Ratio – this schedule also includes “adjusted noninterest expense,” “taxable-equivalent net interest income,” “adjusted taxable-equivalent revenue,” “pre-provision net revenue (PPNR)” and “adjusted PPNR.” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the subsequent schedule which it believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Bank is managing its expenses, and adjusted PPNR enables management and others to assess the Bank’s ability to generate capital to cover credit losses through a credit cycle. Taxable-equivalent net interest income allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources.

		Three Months Ended
(In millions)		December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$424	$442	$430	$408	$472
Adjustments:
Severance costs		1	1	—	—	22
Other real estate expense, net		1	—	—	—	—
Restructuring costs		(1)	1	—	1	15
Pension termination-related expense		—	—	28	—	—
Total adjustments	(b)	1	2	28	1	37
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$423	$440	$402	$407	$435
Net interest income (GAAP)	(d)	$550	$555	$563	$548	$559
Fully taxable-equivalent adjustments	(e)	7	7	6	7	7
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	557	562	569	555	566
Noninterest income (GAAP)	(g)	166	157	117	134	152
Combined income (non-GAAP)	(f+g)=(h)	723	719	686	689	718
Adjustments:
Fair value and nonhedge derivative income (loss)		8	8	(12)	(11)	6
Securities gains (losses), net		12	4	(4)	(6)	2
Total adjustments	(i)	20	12	(16)	(17)	8
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$703	$707	$702	$706	$710
Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$299	$277	$256	$281	$246
Adjusted PPNR (non-GAAP)	(j)-(c)	280	267	300	299	275
Efficiency ratio (non-GAAP) [1]	(c/j)	60.2%	62.2%	57.3%	57.7%	61.3%
1 Excluding the $30 million charitable contribution, the efficiency ratio for the three months ended September 30, 2020 would have been 58.0%.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 23
January 19, 2021

		Twelve Months Ended
(In millions)		December 31, 2020	December 31, 2019
Efficiency Ratio [1]
Noninterest expense (GAAP)	(a)	$1,704	$1,742
Adjustments:
Severance costs		1	25
Other real estate expense		1	(3)
Debt extinguishment cost		—	—
Amortization of core deposit and other intangibles		—	1
Restructuring costs		1	15
Pension termination-related expense		28	—
Total adjustments	(b)	31	38
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,673	$1,704
Net interest income (GAAP)	(d)	$2,215	$2,272
Fully taxable-equivalent adjustments	(e)	28	26
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	2,243	2,298
Noninterest income (GAAP)	(g)	574	562
Combined income (non-GAAP)	(f+g)=(h)	2,817	2,860
Adjustments:
Fair value and nonhedge derivative loss		(6)	(9)
Securities gains, net		7	3
Total adjustments	(i)	1	(6)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$2,816	$2,866
Pre-provision net revenue (PPNR)	(h)-(a)	$1,113	$1,118
Adjusted PPNR (non-GAAP)	(j)-(c)	1,143	1,162
Efficiency ratio (non-GAAP) [2]	(c/j)	59.4%	59.5%
1 Individual quarter information for the efficiency ratio may not sum to the year-to-date amounts due to rounding.
2 Excluding the $30 million charitable contribution, the efficiency ratio for the twelve months ended December 31, 2020 would have been 58.3%.
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